                             VERBAL VOTING SCRIPT
                                      FOR
                             WILLAMETTE VALUE FUND

Introduction

Hello, my name is _____________________. I'm calling from [name of entity, plus address or phone number] on behalf of Willamette Value Fund

May I please speak to __________________?

ADDRESS SHAREHOLDER NEEDS

The Board of Trustees of Willamette Value Fund mailed a proxy statement that requires your attention. I'm calling to find out if you received these materials. May I have a moment of your time?

Have you received the proxy materials in the mail?

     If not, then help the shareholder obtain the material he/she requires. In either case, make sure the address is correct, make any necessary corrections on your records, indicate on your records the actions you have taken. If the shareholder says he/she just got the materials, explain that someone may call again in a few days to ask if he/she would like to vote by telephone. Also, indicate that, if the shareholder has questions, he/she may call 1-877-945-3863. If the shareholder has had time to review the proxy statement, proceed as follows:

If it's convenient for you, I can record your vote over the telephone right now. Is it convenient?

     Allow the shareholder to give you a response. If the shareholder says he/she has already sent in the proxy, do not ask the shareholder how he/she voted. If the shareholder does not want to vote by telephone, thank him or her for their time and say "good bye." If the shareholder wishes to vote by telephone, proceed as follows:

Here's how we'll proceed. The phone call will be recorded to assure accuracy. I will ask you for your name, confirmation that you have received the proxy materials, your address, and the last 4 digits of your social security number. We'll then take your vote. Within 72 hours, we'll mail you a letter confirming your vote. Are you ready?

     If you are going to take a vote, remember to allow the phone call to be recorded.

BEGIN THE VOTE

At this time, I'll begin recording the call.  First, I'll reintroduce myself.
My name is ________calling from ____________ on behalf of Willamette Value Fund. Today's date is _______ and the time is ___________.

May I please have your name?

May I ask if you have received the proxy materials? May I please have your address? And finally the last 4 digits of your social security number?

     Record the last 4 digits of the SSN. You may not proceed without this information. If the shareholder refuses to give this information, explain that it is for security purposes only, to assure that only the proper person can vote his/her shares. However, if the shareholder continues to resist, you have no choice but to politely end the call. Record the results of this call.

     ACTUAL VOTING

Your Board of Trustees has made several proposals that it has studied carefully. It recommends that you vote in favor of these proposals. Would you like to vote in favor of these proposals as recommended by your Board?

     If the shareholder indicates that he or she wishes to vote in favor of both proposals, record a vote in favor of Proposal 1 and Proposal 2. If the shareholder wishes to vote on each proposal separately, you may read the proposals individually; end each proposal by saying, "YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR. HOW WOULD YOU LIKE TO VOTE?" For each proposal, the valid responses are

                    F = For proposal.
                    A = Against proposal.
                    B =Abstain.

CLOSING

Your vote has been recorded.  You have voted ____________.  Is that correct?

     Indicate either that the votes were verified or make the appropriate corrections and confirm them with the shareholder.

In the next 72 hours, we'll mail you a letter confirming your votes. If you wish to change your vote for any reason, please call us at the number listed in the letter. Thank you for your time.

     Turn off the tape recorder. Record the shareholder's name and number of shares on your log. Finish the phone call. Indicate whether or not the call produced valid votes.

     WILLAMETTE VALUE FUND

Answering Machine Message

Hello, this is ____________ of [name of firm] calling on behalf of the WILLAMETTE VALUE FUND. You should have received material in the mail concerning the SHAREHOLDERS MEETING scheduled to be held on MAY 9, 2000.

At your earliest convenience, please sign, date, and return the proxy card in the envelope provided. If you have any questions, need proxy material or would like to vote by telephone, please call _____________.

Thank you for your consideration.